EXHIBIT 12.1
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
                     The Rouse Company and Subsidiaries

             Computation of Ratio of Earnings to Fixed Charges
                           (dollars in thousands)

                                               Six months ended
                                                   June 30,                    Year ended December 31,
                                              ------------------  ------------------------------------------------
                                                1998      1997      1997      1996      1995      1994      1993
                                              --------  --------  --------  --------  --------  --------  --------
Earnings before income taxes,
  extraordinary items and cumulative
  effect of change in accounting principle    $ 63,995  $  29,123 $ 73,826  $ 43,605  $ 10,169  $ 13,336  $  3,072

Fixed charges:
    Interest costs                              99,809   118,177   231,098   230,960   219,838   220,971   219,705
    Capitalized interest                        (9,150)  (11,209)  (23,608)  (10,579)   (6,875)   (7,388)   (8,899)
    Amortization of debt issuance costs            777       979     1,645     2,066     2,527     2,146     2,801
    Distributions on Company-obligated
      mandatorily redeemable preferred
      securities of a trust holding
      solely Parent Company
      subordinated debt securities               6,360     6,360    12,719    12,719     1,204        --        --
    Portion of rental expense
      representative of interest factor (FN1)    3,058     3,271     7,949     8,487     8,266    10,788    15,988
    Support for debt service costs
      provided to affiliates accounted
      for under the equity method                   --        --        --        --        --        --        31

Adjustments to earnings (loss):
    Minority interest in earnings of
      majority-owned subsidiaries
      having fixed charges                       1,390     1,540     3,178     1,164     2,026     2,234     1,909
    Undistributed earnings of less
      than 50%-owned subsidiaries                 (174)       --       (34)      (88)     (189)     (564)      (68)

    Previously capitalized interest
      amortized into earnings:
      Depreciation of operating
        properties (FN2)                         2,096     1,981     3,962     3,866     3,764     3,670     3,605
      Cost of land sales (FN3)                      --     2,800     5,025     1,778     1,421     1,580     1,627
                                              --------  --------  --------  --------  --------  --------  --------

           Earnings available for
             fixed charges                    $168,161  $153,022  $315,760  $293,978  $242,151  $246,773  $239,771
                                              ========  ========  ========  ========  ========  ========  ========

Fixed charges:
    Interest costs                            $ 99,809  $118,177  $231,098  $230,960  $219,838  $220,971  $219,705
    Amortization of debt issuance costs            777       979     1,645     2,066     2,527     2,146     2,801
    Distributions on Company-obligated
      mandatorily redeemable preferred
      securities of a trust holding
      solely Parent Company subordinated
      debt securities                            6,360     6,360    12,719    12,719     1,204        --        --
    Portion of rental expense represen-
      tative of interest factor (FN1)            3,058     3,271     7,949     8,487     8,266    10,788    15,988
    Support for debt service costs
      provided to affiliates accounted
      for under the equity method                   --        --        --        --        --        --        31
                                              --------  --------  --------  --------  --------  --------  --------

           Total fixed charges                $110,004  $128,787  $253,411  $254,232  $231,835  $233,905  $238,525
                                              ========  ========  ========  ========  ========  ========  ========


Ratio of earnings to fixed charges                1.53      1.19      1.25      1.16      1.04      1.06      1.01
                                              ========  ========  ========  ========  ========  ========  ========


(1) Includes (a) 80% of minimum rentals, the portion of such rentals considered to be a reasonable estimate of the interest factor and (b) 100% of contingent rentals of $922,000 and $1,013,000 for the six months ended June 30, 1998 and 1997, respectively, and $3,158,000, $3,844,000, $3,644,000, $6,232,000 and $10,006,000 for the years ended
     December 31, 1997, 1996, 1995, 1994 and 1993, respectively.

(2) Represents an estimate of depreciation of capitalized interest costs based on the Company's established depreciation policy and an analysis of interest costs capitalized since 1971.

(3) Represents 10% of cost of Columbia land sales and 5% of the cost of Summerlin land sales, the portions of such costs considered to be reasonable estimates of the interest factor prior to 1998. On December 31, 1997 certain wholly owned subsidiaries, including those that conducted substantially all of the Company's land sales and community development activities, issued 91% of their voting common stock to The Rouse Company Incentive Compensation Statutory Trust. These sales were made at fair value and as part of the Company's plan to meet the qualifications for REIT status. The Company retained the remaining voting stock of the ventures and holds shares of nonvoting common and/or preferred stock which, taken together, comprise substantially all (at least 98%) of the financial interest in them. As a result of its disposition of the majority voting interests in the ventures, the Company began accounting for its investment in them using the equity method effective December 31, 1997. Accordingly, the period after December 31, 1997 includes no adjustment for the interest portion of the cost of land sales.

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